UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

January 27, 2014

Date of Report (date of earliest event reported)

MONTAGE TECHNOLOGY GROUP LIMITED

(Exact name of registrant as specified in its charter)

Cayman	001-36064	Not applicable
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS. Employer Identification No.)

Room A1601, Technology Building, 900 Yi Shan Road

Xuhui District, Shanghai, 200233

People’s Republic of China

(Address of registrant’s principal executive offices, including zip code)

Tel: (86 21) 6128-5678

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01

On January 27, 2013, Montage Technology Group Limited (the “Company”) filed an amended registration statement on Form S-1 with the SEC in which it provided the following information on its preliminary financial results for the fourth quarter of 2013.

The Company expects revenue for the fourth quarter to be between $35.0 to $35.5 million, reflecting higher sales of its memory interface solutions due to growing demand for its products as well as continued growth of its set-top box products in China and the emerging markets. The Company expects its set-top box revenue to increase by more than 10 percent from the third quarter and its memory interface revenue to increase by more than 80 percent from the third quarter. The Company expects gross margin for the fourth quarter of 2013 to be between 62 and 63 percent.

The Company expects operating expenses for the fourth quarter to be between $13.0 and $13.5 million, an increase from the third quarter primarily reflecting an increase in research and development expenses related to new products beginning the fabrication process. The Company expects net income for the fourth quarter to be between $8.5 and $9.0 million reflecting the expected increase in revenues and higher gross margins, partially offset by the expected increase in operating expenses. Net income is expected to reflect pre-tax share-based compensation expenses of approximately $1.2 million and the amortization of acquired assets related to an assembled work force in Taiwan of approximately $0.3 million.

The preliminary financial results for the fourth quarter of 2013 are the Company’s sole responsibility. The preliminary financial results provided above have not been subject to the completion of the Company’s normal annual closing and audit process, and final adjustments and other developments may arise between now and the time the financial results for this period are finalized. As a result, the Company’s actual financial results for the three months ended December 31, 2013 may differ materially from these preliminary financial results. The Company’s independent registered public accounting firm has not audited, reviewed, compiled or performed any procedures with respect to the accompanying preliminary financial results, and does not express an opinion or any other form of assurance with respect thereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 27, 2014

Montage Technology Group Limited

By:	/s/ Mark Voll
Name:	Mark Voll
Title:	Chief Financial Officer